EXHIBIT 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 17, 2005

Contacts:	Paris G. Reece III	Robert N. Martin	Richard Matthews
	Chief Financial Officer	Investor Relations	Rubenstein Communications
	(303) 804-7706	(720) 977-3431	(212) 843-8267
	greece@mdch.com	bnmartin@mdch.com	rmatthews@rubenstein.com
M.D.C. HOLDINGS REPORTS 11% INCREASE IN
THIRD QUARTER EARNINGS PER SHARE
•	Earnings per share of $2.62

•	Net income of $121.0 million, up 15%

•	Revenues increase 14% to $1.17 billion

•	Home gross margins of 28.8%

•	Estimated value of home orders up 45%

•	Quarter-end backlog valued at an estimated $3.29 billion, up 33%

•	After-tax returns on average equity and assets (LTM) of 29.8% and 15.4%

•	Net debt-to-capital ratio of .34
     DENVER, Monday, October 17, 2005 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced net income for the three months ended September 30, 2005 of $121.0 million, or $2.62 per share, compared with net income of $105.1 million, or $2.36 per share, for the same period in 2004. This earnings growth was derived primarily from record levels of home closings, average selling prices, revenues and home gross margins.
     Net income for the nine months ended September 30, 2005 was $308.2 million, or $6.70 per share, 24% higher than the $248.5 million, or $5.61 per share, for the same period in 2004. Total revenues for the nine months ended September 30, 2005 reached $3.15 billion, representing an increase of 18% from revenues of $2.67 billion for the first nine months of 2004.
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M.D.C. HOLDINGS, INC.

     “We are pleased to announce our 13th consecutive quarter of growth in earnings,” said Larry A. Mizel, MDC’s chairman and chief executive officer. “Notwithstanding the previously announced production-related challenges we are facing in Arizona and Nevada, two of our strongest and highest-volume markets, we achieved improved earnings per share for the 27th time in the last 28 quarters. Our strong performance in some of the nation’s largest and most land-constrained markets enabled us to produce outstanding operating margins and returns, including our after-tax returns over the last 12 months on average equity and assets of approximately 30% and 15%, respectively.”
     Mizel continued, “The strength of our balance sheet is a direct result of our conservative operating model. In addition to strict control of spec inventories and backlog, this model requires a disciplined and critical underwriting of every land transaction and, perhaps most importantly, a focus on maintaining control of a limited, two-year supply of entitled lots in any market or subdivision in which we build. We are proud to report that our successful execution of this model produced an 87% year-over-year increase in our available cash and borrowing capacity to almost $1.1 billion, as well as leverage ratios that have continued to rank among our industry’s lowest, as represented by our ratio of debt-to-capital, net of cash, of .34 at September 30, 2005.
     “As successful as this model has been in recent years of general operating strength, we expect that it also will prove to be effective if the overall market becomes more challenging, as some investors seem to believe. By limiting our lot commitments and diversifying our geographic profile, we have enhanced our ability to react to changes in market conditions in either direction. We have greater flexibility to change price points, product or location within a given market, or to allocate capital to markets that have a greater potential for improved performance. This has helped us capture a top-three market share in both Phoenix and Las Vegas, where demand has been very strong, but also to maintain our market position among the leaders in Colorado, where demand has been softer.”
     Mizel concluded, “As we stated in our press release dated September 14, 2005, we are taking actions in Arizona and Nevada to meet the production challenges presented by the tremendous volume of homes being constructed in these leading homebuilding markets. On the basis of these actions, our record September 30th backlog and our anticipated rise in average selling price, we reiterate our statement of September 14th that our 2005 earnings per share should exceed the then consensus analyst estimate of $10.44. As a result, we expect to report record earnings for our 2005 fourth quarter. Further, with our 18% year-over-year increase in active subdivisions, our expanded supply of available lots, anticipated contributions to our bottom line from our newer operations in Chicago, Tampa and Philadelphia/Delaware Valley,
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M.D.C. HOLDINGS, INC.

and assuming no significant changes in overall market conditions, we believe we are well-positioned to continue to grow and produce new Company highs for home closings, revenues and profits in 2006.”
     Please refer to the last paragraph of this release for a discussion of factors that may impact the Company’s estimates of home closings, average selling price, revenues and earnings.
Growth in Homebuilding Profits
     Homebuilding operating profits for the quarter and nine months ended September 30, 2005 were $214.7 million and $564.8 million, respectively, representing increases of 11% and 23% over profits of $193.1 million and $459.0 million, respectively, for the same periods in 2004. These increases largely resulted from increased levels of home closings and higher average selling prices, as well as improved home gross margins for homes closed during the 2005 periods. The Company closed 3,686 homes and 10,356 homes, respectively, in the third quarter and first nine months of 2005, 4% and 8% higher than home closings in the same periods in 2004. During the third quarter and first nine months of 2005, the Company’s average selling prices increased to $311,400 and $298,800, respectively, compared with $283,100 and $273,700 for the comparable periods in 2004. Home gross margins reached 28.8% and 28.6%, respectively, for the three and nine months ended September 30, 2005, representing year-over-year increases of 60 basis points and 120 basis points.
     Paris G. Reece III, MDC’s executive vice president and chief financial officer, said, “Similar to earlier quarters this year, the 2005 increase in our third quarter homebuilding profits was driven by improved year-over-year results from our long-standing operations in Arizona, Virginia and Maryland, as well as from our relatively new operations in Utah and Florida. Strong demand for new homes in these five markets resulted in significant increases in average selling prices of homes closed and substantial improvements in home gross margins. As in the 2005 second quarter, these margin improvements offset the impact of the anticipated easing of home gross margins in Nevada from last year’s extraordinary levels.”
     Reece continued, “As reported previously, our home orders in the 2005 third quarter increased by 21% over home orders received during the 2004 third quarter, primarily resulting from the 24% year-over-year increase in our average active subdivisions. While our average selling price of homes closed increased by 10% over last year, the estimated average price of our home orders received during the 2005 third quarter increased by 20% to approximately $344,000. Average home order price increases in most of our markets, particularly in Arizona, Maryland, Virginia and Florida, contributed to the higher overall average price of our
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M.D.C. HOLDINGS, INC.

home orders. As a result, the estimated value of home orders received during the third quarter of 2005 increased by more than 45% from the 2004 third quarter.”
     Reece concluded, “Our 280 active subdivisions at September 30, 2005 were 18% above the level of a year ago. However, the number was slightly below our expectations, primarily due to strong home orders in Nevada, California and Maryland that resulted in a number of subdivisions in these markets selling out earlier than anticipated. In addition, we experienced land development, permitting or architectural delays in certain subdivisions in Colorado, Arizona, California and Florida that postponed their opening for sales. These types of delays could continue to impact our ability to bring new subdivisions online in the fourth quarter as well. Nevertheless, assuming we do not sell out faster than expected in certain subdivisions or that delays do not become further protracted, we anticipate that our subdivision count at year-end 2005 should be between 15% and 20% higher than levels at the end of 2004.”
     Please refer to the last paragraph of this release for a discussion of factors that may impact the Company’s estimate of active subdivision count.
Improved Financial Services Results
     Operating profits from the Company’s financial services business for the quarter and nine months ended September 30, 2005, were $6.3 million and $13.2 million, respectively, compared with $5.6 million and $13.4 million for the same periods in 2004. The increase in profits in the 2005 third quarter primarily was due to an increase in loan origination fees earned in conjunction with a higher level of mortgage loans originated in the third quarter.
     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas, Jacksonville and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.
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Forward-Looking Statements
     Certain statements in this release, including statements regarding future closings, average selling price, revenues, earnings and active subdivision count, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.
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M.D.C. HOLDINGS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
REVENUES
Homebuilding	$1,152,104	$1,011,392	$3,106,728	$2,623,625
Financial Services	15,471	14,627	39,881	41,022
Corporate	237	110	1,459	569

Total Revenues	$1,167,812	$1,026,129	$3,148,068	$2,665,216

NET INCOME
Homebuilding	$214,650	$193,091	$564,785	$459,021
Financial Services	6,264	5,573	13,238	13,375

Operating Profit	220,914	198,664	578,023	472,396
Corporate general and administrative expense, net	(27,588)	(27,795)	(84,791)	(67,422)

Income before income taxes	193,326	170,869	493,232	404,974
Provision for income taxes	(72,336)	(65,796)	(184,988)	(156,432)

Net Income	$120,990	$105,073	$308,244	$248,542

EARNINGS PER SHARE
Basic	$2.73	$2.47	$7.03	$5.87

Diluted	$2.62	$2.36	$6.70	$5.61

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	44,379	42,493	43,849	42,373

Diluted	46,258	44,442	46,006	44,324

DIVIDENDS DECLARED PER SHARE	$.180	$.115	$.510	$.318

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M.D.C. HOLDINGS, INC.
Information on Business Segments
(In thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Homebuilding
Home sales	$1,147,757	$1,007,134	$3,094,141	$2,615,100
Land sales	1,269	1,839	2,565	1,839
Other revenues	3,078	2,419	10,022	6,686

Total Homebuilding Revenues	1,152,104	1,011,392	3,106,728	2,623,625

Home cost of sales	817,330	723,240	2,208,882	1,898,158
Land cost of sales	706	1,316	1,496	1,316
Marketing	56,842	49,856	158,694	137,677
General and administrative	62,576	43,889	172,871	127,453

Total Homebuilding Expenses	937,454	818,301	2,541,943	2,164,604

Homebuilding Operating Profit	214,650	193,091	564,785	459,021

Financial Services
Interest revenues	755	993	2,010	2,823
Origination fees	8,433	6,801	21,428	17,464
Gains on sales of mortgage servicing	1,121	406	2,590	1,543
Gains on sales of mortgage loans, net	4,356	5,595	11,372	16,905
Mortgage servicing and other	806	832	2,481	2,287

Total Financial Services Revenues	15,471	14,627	39,881	41,022

General and administrative	9,207	9,054	26,643	27,647

Financial Services Operating Profit	6,264	5,573	13,238	13,375

Total Operating Profit	220,914	198,664	578,023	472,396

Corporate
Interest and other revenues	237	110	1,459	569
Other general and administrative expenses.	(27,825)	(27,905)	(86,250)	(67,991)

Income Before Income Taxes	$193,326	$170,869	$493,232	$404,974

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M.D.C. HOLDINGS, INC.
Selected Financial Data
(Dollars in thousands, except per share amounts)

	September 30,	December 31,	September 30,
	2005	2004	2004
BALANCE SHEET DATA

Stockholders’ Equity Per Share Outstanding	$39.57	$32.80	$29.59
Stockholders’ Equity	$1,764,184	$1,418,821	$1,263,751
Homebuilding and Corporate Debt	1,036,171	746,310	617,847

Total Capital (excluding mortgage lending debt)	$2,800,355	$2,165,131	$1,881,598

Cash and Cash Equivalents	$130,121	$408,150	$53,083
Unrestricted Cash and Available Borrowing Capacity Under Lines of Credit	$1,073,762	$1,050,954	$575,281

Ratio of Homebuilding and Corporate Debt to Equity	.59	.53	.49
Ratio of Homebuilding and Corporate Debt to Capital	.37	.34	.33
Ratio of Homebuilding and Corporate Debt to Capital (net of cash)	.34	.19	.31

Housing Completed or Under Construction Inventories	$1,535,936	$851,628	$1,104,240
Land and Land Under Development Inventories	$1,367,890	$1,109,953	$938,989

	Quarter	Full Year	Quarter
Corporate and Homebuilding Interest Capitalized
Interest Capitalized in Inventories at Beginning of Period	$30,293	$20,043	$22,023
Interest Incurred During the Period	14,615	32,879	8,406
Interest in Home and Land Cost of Sales for the Period	(7,030)	(28,702)	(7,175)

Interest Capitalized in Inventories at End of Period	$37,878	$24,220	$23,254

Interest Capitalized as a Percent of Inventories	1.3%	1.2%	1.1%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
OPERATING DATA

Interest in Home Cost of Sales as a Percent of Home Sales Revenues	0.6%	0.7%	0.7%	0.8%
Homebuilding and Corporate SG&A as a Percent of Home Sales Revenues	12.8%	12.1%	13.5%	12.7%
Depreciation and Amortization	$12,932	$11,663	$34,518	$28,756

Home Gross Margins	28.8%	28.2%	28.6%	27.4%

Cash Used in Operating Activities	$(227,773)	$(32,889)	$(553,876)	$(194,232)
Cash Used in Investing Activities	$(6,394)	$(21,806)	$(18,118)	$(27,083)
Cash Provided by Financing Activities	$293,799	$31,077	$293,965	$100,833

After-Tax Return on Revenues	10.4%	10.2%	9.8%	9.3%
After-Tax Return on Average Assets (Rolling 12 Months Ended)	N/A	N/A	15.4%	14.9%
After-Tax Return on Average Equity (Rolling 12 Months Ended)	N/A	N/A	29.8%	29.0%
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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in thousands)

	September 30,	December 31,	September 30,
	2005	2004	2004
LOTS OWNED AND CONTROLLED
Lots Owned	21,660	20,760	19,909
Lots Under Option	22,327	21,164	20,060
Homes Under Construction (including models)	9,217	5,573	7,159

LOTS OWNED AND CONTROLLED BY MARKET
(excluding homes under construction)
Arizona	11,059	11,151	9,436
California	5,771	4,428	4,226
Colorado	6,747	5,859	5,625
Florida	4,381	3,574	3,331
Illinois	660	711	987
Maryland	1,890	1,856	1,705
Nevada	5,121	5,775	5,825
Philadelphia/Delaware Valley	1,478	1,035	984
Texas	1,520	2,336	3,010
Utah	1,449	1,078	1,255
Virginia	3,911	4,121	3,585

Total Company	43,987	41,924	39,969

ACTIVE SUBDIVISIONS
Arizona	46	32	30
California	28	22	21
Colorado	56	53	56
Florida	19	18	22
Illinois	8	1	1
Maryland	10	11	10
Nevada	47	31	26
Philadelphia/Delaware Valley	6	2	—
Texas	24	24	24
Utah	16	22	22
Virginia	20	26	26

Total Company	280	242	238

Average for Quarter Ended	281	237	226

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
AVERAGE SELLING PRICE PER HOME CLOSED
Arizona	$221.2	$192.9	$215.0	$192.1
California	510.5	452.6	509.2	427.5
Colorado	287.7	264.0	285.7	264.7
Florida	226.2	182.3	205.3	179.5
Illinois	411.7	—	426.5	—
Maryland	513.5	397.3	458.6	404.5
Nevada	307.6	258.3	298.1	232.6
Philadelphia/Delaware Valley	362.2	—	361.3	—
Texas	162.7	155.0	159.1	158.1
Utah	226.9	180.1	219.0	177.8
Virginia	515.9	447.8	503.4	430.1
Company Average	$311.4	$283.1	$298.8	$273.7
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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Orders for Homes, net (units)
Arizona	798	951	3,040	3,104
California	504	311	1,737	1,764
Colorado	469	521	1,727	1,811
Florida	238	93	917	292
Illinois	53	5	113	8
Maryland	89	52	365	255
Nevada	829	454	2,788	2,411
Philadelphia/Delaware Valley.	56	1	156	1
Texas	162	152	672	647
Utah	257	187	741	573
Virginia	96	198	673	720

Total	3,551	2,925	12,929	11,586

Estimated Value of Orders for Homes, net	$1,220,000	$840,000

Estimated Average Selling Price of Orders for Homes, net	$343.6	$287.2

Cancellation Rate	25.7%	30.6%	21.5%	23.6%

Homes Closed, net (units)
Arizona	895	808	2,550	2,343
California	475	631	1,238	1,642
Colorado	599	583	1,615	1,603
Florida	252	96	832	251
Illinois	19	—	40	—
Maryland	106	90	260	251
Nevada	616	690	1,851	1,887
Philadelphia/Delaware Valley.	17	—	18	—
Texas	214	222	616	440
Utah	239	188	640	416
Virginia	254	250	696	720

Total	3,686	3,558	10,356	9,553

	September 30,	December 31,	September 30,
	2005	2004	2004
Backlog (units)
Arizona	2,633	2,143	2,094
California	1,306	807	1,241
Colorado	804	692	942
Florida	723	638	685
Illinois	91	18	8
Maryland	330	225	273
Nevada	1,683	746	1,410
Philadelphia/Delaware Valley.	161	23	1
Texas	312	256	350
Utah	390	289	308
Virginia	645	668	854

Total	9,078	6,505	8,166

Backlog Estimated Value	$3,290,000	$1,920,000	$2,480,000

Estimated Average Selling Price of Homes in Backlog	$362.4	$295.2	$303.7

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